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                                                                    Exhibit 99.1



                ASCENTIAL SOFTWARE TO ACQUIRE DATA QUALITY LEADER
                         Vality Technology, Incorporated


-     TRANSFORMS MARKET BY COMBINING DATA INTEGRATION AND DATA QUALITY PRODUCTS

-     ASCENTIAL RE-AFFIRMS PROFITABILITY GOAL FOR FOURTH QUARTER 2002

WESTBORO, Mass., March 12, 2002 - Ascential Software Corp. (NASDAQ: ASCL) today announced that it has entered into a definitive agreement to acquire privately held Vality Technology Incorporated of Boston, Mass., in a cash transaction valued at approximately $92 million. The transaction is expected to close in April 2002, subject to approval of Vality shareholders and other customary closing conditions. The merger is expected to be accretive by year-end 2002.

Vality is a recognized industry leader in enterprise data quality management, a vital prerequisite for the success of data intensive mission-critical applications such as Customer Relationship Management (CRM), Supply Chain Management (SCM), Enterprise Resource Planning (ERP), Business Intelligence (BI) and analytics, data warehousing and e-business applications. With 2001 revenues of $21.2 million, Vality currently has over 500 customers primarily in financial services, healthcare, manufacturing, telecommunications, retail and government markets. Vality customers include BARCLAYS Plc, Bristol-Myers Squibb, Cingular Wireless, CMP, John Deere, Marks & Spencer, Motorola, National Westminster Bank Plc, Premera Blue Cross, UPS and the US Department of Agriculture.

COMBINATION SIGNIFICANTLY EXTENDS MARKET LEADERSHIP

Commenting on the transaction, Ascential Chairman and CEO Peter Gyenes said, "Vality's enterprise data quality solutions are a natural complement to our enterprise data integration offerings. The combination creates significant market differentiation and extends Ascential's leadership position while reinforcing our planned revenue acceleration in 2002 and beyond. The transaction also represents achievement of another major milestone in our strategy to establish Ascential as the clear leader in enterprise data integration infrastructure solutions. Consistent with our acquisition criteria, this transaction is expected to be accretive to Ascential's earnings by the end of the year. As a result we remain on track to achieve profitability during the fourth quarter of 2002."

SINGLE SOURCE FOR ETL, META DATA AND DATA QUALITY

This acquisition will create a market-leading offering that integrates ETL (extraction, transformation and load), meta data management, and data quality and cleansing technologies. Customers will benefit from the superior functionality and ease-of-use
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available in a single integrated data integration solution, rather than having to piece together different products from several vendors. Customers also will benefit by having a single vendor for all their enterprise data integration, professional services and support requirements.

COMBINATION INTENDED TO TRANSFORM MARKET

"The acquisition of Vality, when combined with the functionality and unlimited scalability of the current DataStage platform, transforms the market for these products by greatly enhancing the opportunity for customers to increase the return on investment in their enterprise-wide applications," said Ascential President Pete Fiore. "The Ascential DataStage product family is now the industry's most comprehensive set of data integration products, enabling companies worldwide to create and manage from a single platform and interface, their scalable and complex data integration infrastructures for successful implementation of business initiatives such as CRM, SCM, BI and analytics, e-business applications, and data warehousing."

GARTNER SAYS DATA QUALITY MARKET CONTINUING TO EXPAND

"Data integration and data quality are fundamental prerequisites for the successful implementation of enterprise applications, such as CRM, SCM and ERP," said Ted Friedman, senior analyst at Gartner Research. "The market for data quality will continue to expand as enterprises realize the major advantages and cost savings that can be achieved by ensuring that the data they integrate is complete and accurate. Gartner estimates that the market opportunity for such solutions will be several times the size of the current worldwide revenue for data quality," continued Mr. Friedman.

Market data reveals significant demand for data integration and data quality solutions. The Data Warehouse Institute (TDWI) has reported that in a poll of enterprise IT managers, 47 percent of respondents said integrated data quality was the feature that they most wanted in an ETL/data integration product set. The Institute also reported that poor quality data costs businesses $611 billion a year in the United States alone (TDWI Report Series: Data Quality and the Bottom Line, January 2002). Ascential's expanded suite of enterprise data integration and data quality solutions are vital elements for the worldwide CRM, SCM and ERP markets, which Gartner Group estimates should grow to $17.4 billion by 2003.

CUSTOMER OF VALITY AND ASCENTIAL CITES ADVANTAGES

"Having a single solution to integrate and ensure the accuracy of our patient data in the data warehouse will be extremely helpful to Premera, particularly in light of the new federal Health Insurance Portability and Accountability Act (HIPAA), said Marcia Seys, lead technical architect of Premera Blue Cross, a customer of both Vality and Ascential. "By avoiding data quality problems in advance as we integrate data, Premera will be able
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to focus more IT resources on value-added services in support of our professional community and business goals."

"As a Vality OEM Partner, and the leading global provider of eBusiness and Application Integration solutions, SeeBeyond applauds this marriage of enterprise data integration and data quality management technologies," said Kate Mitchell, senior vice president, marketing and business development for SeeBeyond. Ms. Mitchell continued, "Data integration at all levels requires quality-assured data from the beginning to produce results customers expect."

ABOUT THE TRANSACTION AND CONFERENCE CALL

The transaction is expected to close in April 2002, subject to approval of Vality shareholders and other customary closing conditions. Vality stockholders holding more than two-thirds of Vality's outstanding capital stock have already agreed to support and vote in favor of the proposed transaction at the meeting of Vality's stockholders, which will be convened in early April. Ascential and Vality already received termination of the Hart-Scott-Rodino waiting period regarding the proposed transaction. The cash value of the transaction is net of proceeds from exercised options and cash on the Vality balance sheet.

Ascential management will host a conference call at 11:00 a.m. (EST) today, to discuss the acquisition. The conference call will be broadcast live through a link on the Ascential Investor Relations Web page at www.ascentialsoftware.com/investors. Participants are requested to go to the Web site at least 15 minutes prior to the call to register, download and install any required audio software.

ABOUT ASCENTIAL

Ascential Software Corporation is the leading provider of Information Asset Management solutions to the Global 2000. Customers use Ascential's products to turn vast amounts of disparate, unrefined data into reusable information assets that drive business success. Ascential's unique framework enables customers to easily collect, validate, organize, administer and deliver information assets to realize more value from their enterprise data, reduce costs and increase profitability. Headquartered in Westboro, Mass., Ascential has offices worldwide and supports more than 1,800 customers in such industries as financial services, telecommunications, insurance, healthcare, manufacturing and transportation and retail. More information on Ascential Software can be found on the Web at http://www.ascentialsoftware.com.